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                                                                    EXHIBIT 99.1


CONTACT                                                              FOR RELEASE
--------------------------------------------------------------------------------
Paul R. Streiber                                      Monday, September 13, 1999
Director, Corporate Communications                                   7:30 AM CDT
Internet America, Inc.
214.861.2582
investor.relations@airmail.net

Marc Ladin
Director of Marketing
PDQ.net
713.830.3120
marc@pdq.net


                  INTERNET AMERICA ACQUIRES PDQ.NET IN HOUSTON
                       -----------------------------------
               COMBINED ENTITY WILL HAVE OVER 145,000 SUBSCRIBERS


         DALLAS, September 13 -- Internet America, Inc. (Nasdaq: GEEK) and PDQ.net, Inc. announced today a definitive agreement under which Internet America will acquire all of the outstanding shares of PDQ.net in a stock-for-stock transaction. The value of the transaction is approximately $32 million based on the September 10 closing price for Internet America common stock.

         The combination of the two companies will create one of the largest Internet service providers (ISP) in Texas with more than 145,000 subscribers and annual revenues of approximately $34 million. The combined company will realize economies of scale in marketing, networking and deploying new technologies.

         With this agreement, Internet America acquires the largest Houston-based ISP with over 42,000 subscribers and more than $2 million in annual business services revenue. The acquisition of PDQ.net, along with the recent purchase of NeoSoft, establishes a market share for Internet America in the Houston area similar to that achieved by the company in North Texas.

         "This acquisition is a momentous event for Internet America and we are thrilled that PDQ.net has chosen to align with us," said Mike Maples, president and chief executive officer of Internet America. "The combination with PDQ.net substantially increases our market share in the region. Establishing a high-density customer base in the fourth largest city in the U.S. is a giant step for Internet America. As the premier ISP in Texas, we will be well positioned for future acquisitions and expansion."


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         Internet America will issue 2,425,000 shares of its common stock in exchange for all the outstanding stock of PDQ.net. PDQ.net will be an independently operated subsidiary of Internet America. Internet America expects that the transaction will close in the fourth calendar quarter of this year. It is subject to the approval of Internet America and PDQ.net shareholders. As a result of the agreement, PDQ.net receives two designates to the Internet America Board of Directors. Deutsche Banc Alex.Brown advised PDQ.net in this transaction.

         "Joining forces with Internet America enhances our ability to continue providing excellent Internet service and great customer support while preserving the PDQ.net brand name," said Billy Ladin, CEO of PDQ.net. "The merger will accelerate the expansion of our successful consumer and business services operations, as well as maintain our position as Houston's largest one-stop resource for Internet services and e-commerce solutions. There is a natural fit between our companies that will create tremendous benefits for our customers, employees and shareholders. We look forward to working with Internet America to ensure a smooth transition."

         PDQ.net (http://www.pdq.net) delivers outstanding service and support to its customers and a full range of Internet service for home and businesses. Since its founding in January 1997, PDQ.net quickly became the largest ISP in Houston by implementing an aggressive, targeted marketing strategy and providing high quality service. Named Houston's #1 ISP by the Houston Business Journal, PDQ.net offers home dial-up and DSL service, corporate connectivity, Web site design and network consulting. PDQ.net received the Houston Press Reader's Choice Award in the category of Best Internet Service Provider in 1997 and 1998. With over 42,000 customers, PDQ.net is Houston's largest local ISP.

         Based in Dallas, Internet America (http://www.airmail.net) is a leading Internet service provider in the southwestern United States. Through its 1-800-Be-A-Geek(R) television campaigns that emphasize the speed and quality of its Internet services and its commitment to customer care, Internet America has become one of the leading Internet service providers in its markets. Internet America offers a wide array of Internet services tailored to meet the needs of individual consumers, including Expresslane DSL, dial-up Internet access, multiple e-mail



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addresses, World Wide Web access, chat, Usenet News and personal web sites.
Internet America also provides a full range of services to business customers, including dedicated high-speed access, web hosting, server co-location and domain name registration.

         This press release may contain forward-looking statements relating to future financial results or business expectations and, as a result, should be considered as subject to the many uncertainties that exist in Internet America's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of factors. Such factors include, but are not limited to: the Company's expansion and acquisition strategy, the Company's ability to achieve operating efficiencies, the Company's dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, regulatory changes, and general economic and business conditions. These risk factors and additional information are included in Internet America's filings with the Securities and Exchange Commission, including its Form 10-QSB for the quarter ended March 31, 1999, and its Form SB-2 dated May 17, 1999.


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